EXHIBIT 99

                         FORM 4 JOINT-FILER INFORMATION


Name:                                 DELPHI MANAGEMENT PARTNERS VI, L.L.C.
                                      DELPHI BIOINVESTMENTS VI, L.P.

Address:                              Attn:  Douglas A. Roeder
                                      3000 Sand Hill Road, Building 1, Suite 135
                                      Menlo Park, CA 94025

Designated Filer:                     Delphi Ventures VI, L.P.

Issuer & Ticker Symbol:               TranS1 Inc. (TSON)

Date of Event Requiring Statement:    October 22, 2007


Each of the following is a Joint Filer with Delphi Ventures VI, L.P. and may be deemed to share indirect beneficial ownership in the securities set forth on the attached Form 4:

Delphi Management Partners VI, L.P. ("Management") is the general partner of each of Delphi Ventures VI, L.P. ("Ventures") and Delphi BioInvestments VI, L.P. ("BioInvestments" and collectively with Ventures, the "Delphi Funds") and exercises voting and dispositive authority over the shares held by each of the Delphi Funds. Voting and dispositive decisions of Management are made by a board of five managing directors, including James J. Bochnowski, David L. Douglass, John F. Maroney, Douglas A. Roeder, and Deepika R. Pakianathan, Ph.D.

All Reporting Persons, and each of the five managing directors of Management, disclaim beneficial ownership of shares of the Issuer held by the Delphi Funds, except to the extent of their respective pecuniary interest therein. The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or otherwise, any of the Reporting Persons are the beneficial owners of all of the equity securities covered by this statement.


ATTORNEY-IN-FACT FOR REPORTING PERSONS


/s/ Douglas A. Roeder
-------------------------
Douglas A. Roeder